Exhibit 99.1
Richard Lewis Communications, Inc.
public relations • advertising • marketing
35 West 35th Street, Suite 505, New York, NY 10001-2205
Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2006 THIRD QUARTER RESULTS
      New York, November 6, 2006 — NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the quarter ended September 30, 2006. Net earnings for the three months ending September 30, 2006 were $8.6 million, or $.93 per diluted share, compared with a net loss of $5.2 million, or $.60 per diluted share, for the third quarter of 2005. The third quarter of 2006 included a reduction in tax expense of $500,000, or $.05 per diluted share, resulting from the resolution of tax uncertainties relating to the Company’s former subsidiary, MMO UK, which was sold in 2005. The third quarter of 2005 included approximately $13.9 million, or $1.59 per diluted share, in after tax losses arising from hurricanes Katrina and Rita. Net earnings for the nine months ended September 30, 2006 totaled $22.4 million, or $2.45 per diluted share, compared with $3.0 million, or $.34 per diluted share, for the nine months ended September 30, 2005.
      Gross premiums written for the third quarter and first nine months of 2006 increased by 3% to $49.8 million and by 23% to $184.8 million, respectively, over the same periods of 2005. Net premiums written for the third quarter and first nine months of 2006 increased by 46% to $34.1 million and by 20% to $116.1 million, respectively, over the same periods of 2005. Net premiums earned for the third quarter and first nine months of 2006 increased by 52% to $35.1 million and by 17% to $111.6 million, respectively, over the same periods of 2005. Net premiums written and net premiums earned for the third quarter of 2005 and nine months ended September 30, 2005 were each adversely affected by $14.7 million in reinstatement reinsurance premiums as a result of losses sustained from hurricanes Katrina and Rita. Net premiums written and net premiums earned for the third quarter of 2006 and nine months ended September 30, 2006 were each adversely affected by additional reinstatement reinsurance premiums as a result of losses sustained from hurricanes Katrina and Rita of $200,000 and $900,000, respectively. In addition, ocean marine net premiums written and net premiums earned in 2006 reflect additional cessions of energy premium under an 80% energy quota share treaty.
      Total revenues of $48.4 million for the third quarter of 2006 increased by 35% over the same period of 2005. Total revenues of $146.8 million for the nine months ended September 30, 2006 increased by 20% over the same period of 2005.
      The Company’s combined ratio was 97.7% for the three months ended September 30, 2006 as compared with 182.2% for the same period of 2005. The Company’s combined ratio was 96.9% for the nine months ended September 30, 2006 as compared with 117.5% for the same period of 2005. Losses incurred from hurricanes Katrina and Rita added 88.3% and 21.7% to the combined ratios for the third quarter and nine months ended September 30, 2005, respectively.

      Net investment income increased by 13% to $13.3 million for the third quarter of 2006 compared with $11.8 million for the same period of 2005. Through the nine months ended September 30, 2006, investment income increased by 38% to $34.8 million as compared with $25.3 million for the same period of 2005. The increases were primarily due to larger trading portfolio income and higher yields on short term and fixed income investments; however, partially offset by lower income from limited partnerships.
      Net realized investment losses after taxes were $189,000 or $.02 per diluted share for the third quarter of 2006 as compared to $43,000, or $.00 per diluted share, for the third quarter of 2005. Net realized investment losses after taxes for the nine months ended September 30, 2006 were $230,000, or $.03 per diluted share, compared with $167,000, or $.02 per diluted share, for the same period in 2005.
      At September 30, 2006 the Company’s total cash, investments and net receivable for securities sold amounted to $669.7 million. The investment portfolio at September 30, 2006 consisted of cash, short-term investments and net receivable for securities sold of $169.8 million, or 25.4%; fixed maturities of $331.1 million, or 49.4% and limited partnership hedge funds of $168.8 million, or 25.2%.
      A. George Kallop, President and Chief Executive Officer, in commenting on the overall results for the quarter said, “We are pleased with our favorable underwriting results and the excellent overall returns on our investment portfolio. These factors enabled us to deliver good earnings growth and demonstrate the continued successful implementation of our underwriting and investment strategies.”
      NYMAGIC, INC. will hold a conference call on its third quarter 2006 financial results live on Tuesday, November 7, 2006 at 9:00 A.M. EST. The call will last for up to one hour.
      Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-340-2732, entering ID# 9131621 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 9131621.
      NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.
      This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2006 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, and hurricanes Katrina and Rita, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These risks could cause actual results for the 2006 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Net premiums earned	$35,117	$23,138	$111,554	$95,487
Net investment income	13,279	11,755	34,790	25,301
Realized investment (losses)	(292)	(66)	(355)	(257)
Commission and other income	290	953	830	1,409

Total revenues	48,394	35,780	146,819	121,940

Expenses:
Net losses & loss adjustment exp.	19,729	28,896	62,841	69,988
Policy acquisition expenses	6,586	7,107	22,442	22,223
General & administrative expenses	8,000	6,148	22,805	20,026
Interest expense	1,673	1,670	5,024	5,009

Total expenses	35,988	43,821	113,112	117,246

Income (loss) before income taxes	12,406	(8,041)	33,707	4,694

Total income tax expense (benefit)	3,828	(2,811)	11,268	1,649

Net income (loss)	$8,578	$(5,230)	$22,439	$3,045

Earnings (loss) per share:
Basic	$.97	$(.60)	$2.55	$.35

Diluted	$.93	$(.60)	$2.45	$.34

Weighted average shares outstanding:
Basic	8,814	8,716	8,796	8,728
Diluted	9,216	8,716	9,148	8,879

	September 30,	December 31,
Balance sheet data:	2006	2005
Shareholders’ equity	262,722	239,284
Book value per share (1)	$28.41	$26.44

(1)	Calculated on a fully diluted basis.

NYMAGIC Gross Premiums Written
by Segment	Three months ended September 30,			Nine months ended September 30,

	2006	2005	Change	2006	2005	Change

	(Dollars in thousands)
Ocean marine	$24,514	$23,935	2%	$79,634	80,170	(1%)
Inland marine/fire	4,635	5,798	(20%)	15,352	17,705	(13%)
Other liability	20,660	18,294	13%	89,791	52,229	72%

Subtotal	49,809	48,027	4%	184,777	150,104	23%
Run off lines (Aircraft)	(4)	239	NM	32	333	NM

Total	$49,805	$48,266	3%	$184,809	$150,437	23%

NYMAGIC Net Premiums Written
by Segment	Three months ended September 30,			Nine months ended September 30,

	2006	2005	Change	2006	2005	Change

	(Dollars in thousands)
Ocean marine	$16,476	$5,357	208%	$58,052	$49,855	16%
Inland marine/fire	1,577	2,161	(27%)	5,266	6,016	(12%)
Other liability	15,976	15,566	3%	52,599	40,777	29%

Subtotal	34,029	23,084	47%	115,917	96,648	20%
Run off lines (Aircraft)	60	272	NM	144	212	NM

Total	$34,089	$23,356	46%	$116,061	$96,860	20%

NYMAGIC Net Premiums Earned
by Segment	Three months ended September 30,			Nine months ended September 30,

	2006	2005	Change	2006	2005	Change

	(Dollars in thousands)
Ocean marine	$18,267	6,051	202%	$60,079	$49,918	20%
Inland marine/fire	1,844	1,823	1%	5,936	4,958	20%
Other liability	14,946	14,992	0%	45,395	40,399	12%

Subtotal	35,057	22,866	53%	111,410	95,275	17%
Run off lines (Aircraft)	60	272	NM	144	212	NM

Total	$35,117	$23,138	52%	$111,554	$95,487	17%

Investment income results:

	Three months ended		Nine months ended
	September 30,		September 30,

	2006	2005	2006	2005

	(in millions)
Fixed maturities, available for sale	$1.7	$1.9	$7.4	$5.1
Fixed maturities, trading securities	6.8	0.5	15.0	4.6
Short-term investments	2.9	2.1	6.4	4.7
Equity in earnings of limited partnerships	2.9	8.0	9.2	13.5

Total investment income	14.3	12.5	38.0	27.9
Investment expenses	(1.0)	(0.7)	(3.2)	(2.6)

Net investment income	$13.3	$11.8	$34.8	$25.3

CONTACT:
NYMAGIC, INC.
George R. Trumbull 212-551-0610/A. George Kallop, 212-551-0744
     or
Richard Lewis Communications
Richard Lewis, 212-827-0020